                                SUPPLY AGREEMENT


     THIS SUPPLY AGREEMENT (this "Agreement"), dated as of August 2, 1996, is by and among Factory Card Outlet of America Ltd., an Illinois corporation ("FCOA"), and Fine Art Developments p.l.c. ("Fine Art").

                              W I T N E S S E T H:

     WHEREAS, FCOA is a leading U.S. retailer in the discount segment of the social/personal expressions industry and operates as a specialty retail chain of discount greeting card and party supply stores;

     WHEREAS, Fine Art and Fine Art's subsidiaries (collectively, "FAD") manufacture and distribute certain greeting cards, including greeting cards known to the parties hereto and referred to herein as "Everyday and Seasonal Counter Cards"; and

     WHEREAS, FCOA desires to purchase from FAD, and FAD desires to sell to FCOA, Everyday and Seasonal Counter Cards in accordance with the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, FCOA and FAD, intending to be legally bound, hereby agree as follows:

     1. Term; Termination. This Agreement shall be effective as of July 1, 1996 and shall terminate on December 31, 1999; provided, however, that this Agreement shall automatically renew for successive one-year terms thereafter. Notwithstanding the foregoing, either party hereto may terminate without cause this Agreement by providing the other party with at least twelve (12) months' prior written notice of such termination no more than thirty (30) days after any Review Date (as hereinafter defined); provided, however, that no such termination pursuant to this Section 1 shall be effective prior to December 1, 1998.

     2. Purchase and Sale; Minimum Quantity.

          (a) During the term of this Agreement (including, but not limited to, any renewal terms hereof) FAD shall sell to FCOA, and FCOA shall purchase from FAD, the number of Everyday and Seasonal Counter Cards covered by any and all purchase orders (each, an "Order") placed by FCOA with FAD.

          (b) A list of Everyday and Seasonal Counter Cards to be purchased and sold pursuant to Section 2(a) hereof shall be agreed upon by both parties hereto, and shall be attached to this Agreement as Schedule I hereto and made a part hereof, by no later than September 30, 1996.

          (c) Notwithstanding any contrary provision contained herein, during the term of this Agreement, FCOA agrees to purchase from FAD no less than the Minimum Quantity (as hereinafter defined) of Everyday and Seasonal Counter Cards during the period from July 1, 1996 through June 30, 1997 (the "Initial Quantity Period) and during each one-year period (from July 1 through June 30) thereafter (each, a "Subsequent Quantity Period").

          (d) For purposes hereof, the term "Minimum Quantity" with respect to the Initial Quantity Period and each Subsequent Quantity Period means the number of Everyday and Seasonal Counter Cards equal to forty-two percent (42%) of FCOA's total annual purchases of Everyday and Seasonal Counter Cards (consisting of regular stock excluding surplus) for such Initial Quantity Period or Subsequent Quantity Period, as the case may be. The "Minimum Quantity" for each Subsequent Quantity Period shall be agreed upon by both parties hereto by no later than January 1 next preceding the commencement of such Subsequent Quantity Period (the "Quantity Review Date"). In the event that such Minimum Quantity has not been agreed upon by the Quantity Review Date for such corresponding Subsequent Quantity Period, then the Minimum Quantity established for the next preceding Subsequent Quantity Period shall remain in effect until the earlier to occur of (i) the termination of this Agreement or (ii) the agreement of the parties hereto to increase the Minimum Quantity for such Subsequent Quantity Period.

     3. Orders; Delivery.

          (a) FCOA shall, from time to time, place an Order with FAD for such number and types of Everyday and Seasonal Counter Cards as FCOA desires to purchase from FAD.

          (b) Within a reasonable period (taking into account the type of product(s) ordered by FCOA and the context of the Order) after receipt of an Order, FAD shall deliver the ordered Everyday and Seasonal Counter Cards to FCOA's central warehouse in Bensenville, Illinois or such other central warehouse as is designated in advance by FCOA.

          (c) No delivery of any products under this Agreement shall be deemed to have been accepted by FCOA until FCOA has inspected such products and has determined, in its sole discretion, that such products (i) conform to FCOA's quality standards and (ii) are of quality equal to or better than the quality of the same or similar products sold by FAD to FCOA during the twelve (12) months prior to the date of this Agreement. If, within ninety (90) days after receipt, FCOA determines that any or all of the products (i) do not conform to FCOA's quality standards or (ii) are inferior to the quality of the same or similar products sold by FAD to FCOA during the twelve (12) months prior to the date hereof, then FCOA shall notify FAD and attempt to resolve any such problem with FAD. If FCOA determines, in its sole discretion, that such problem has not been resolved to FCOA's satisfaction within a reasonable period of time, FAD shall, at FAD's option, either replace or provide a full refund for such products.

     4. Purchase Price; Payment.

          (a) Subject to Section 5 hereof, FCOA shall pay to FAD an amount (the "Purchase Price") equal to U.S. $0.16 for each Everyday and Seasonal Counter Card delivered to and accepted by FCOA during the period from July 1, 1996 through June 30, 1998 (the "Initial Price Period").

          (b) The Purchase Price for the Everyday and Seasonal Counter Cards to be purchased by FCOA during any one-year period (July 1 through June 30 of each fiscal year) after the Initial Price Period (each, a "Subsequent Price Period") shall be agreed to by the parties hereto by no later than the January 1 next preceding the commencement of such Subsequent Price Period (the "Price Review Date"). Notice of any proposed change in the Purchase Price must be delivered by FAD to FCOA by no later than thirty (30) days prior to the Price Review Date (the "Price Notice Date"). In the event that such Purchase Price has not been agreed to by the parties hereto by the Price Review Date, then, upon written notice by either party to the other party within sixty (60) days after the Price Notice Date, this Agreement shall continue at the Purchase Price then in effect until the earlier to occur of (i) the mutual agreement of the parties to a change in the Purchase Price, (ii) the date twelve (12) months after the Price Review Date or (iii) termination of this Agreement in accordance with Section 1 hereof. If the parties hereto agree to a change in the Purchase Price in accordance with this Section 4(b), this Agreement shall continue at the Purchase Price then in effect and such change shall become effective on the date six (6) months after the Price Review Date.

          (c) The amount of the Purchase Price specified forth in Section 4(a) hereof or determined in accordance with Section 4(b) hereof is inclusive of (i) the cost of the Everyday and Seasonal Counter Cards purchased, (ii) all freight and transportation costs to deliver such Everyday and Seasonal Counter Cards to FCOA's designated central distribution center and (iii) all duties, customs and any and all other charges, fees and costs associated with the delivery of such Everyday and Seasonal Counter Cards, the payment of which shall be the sole obligation of FAD.

          (d) Except as provided in Section 5 hereof, in no event shall the Purchase Price for any Subsequent Price Period be reduced below the Purchase Price for the preceding Price Period.

          (e) FCOA shall pay the Purchase Price to FAD in United States denominated dollars in accordance with FAD's current payment terms with FCOA in effect as of July 1, 1996.

     5. Overruns, Close-Outs and Excess Inventory; Discussions.

          (a) In so far as practicable, FCOA shall be entitled to a right of first refusal to purchase from FAD any and all of FAD's production overruns, close-outs and excess inventory of Everyday and Seasonal Counter Cards and non-counter cards including, without limitation, boxed cards (collectively, "Everyday and Seasonal Cards"), not previously sold (collectively, "Close-Outs") at prices substantially consistent with past pricing policies with respect to each line or type of Everyday and Seasonal Cards, which prices shall be mutually agreed upon by the parties hereto, and to be listed on Schedule II to be attached hereto and made a part hereof, by no later than September 30, 1996; provided, however, failure to reach such agreement by such date shall not constitute a material breach under this Agreement. For purposes hereof, the term "Close-Outs" does not include FAD's take-backs (i.e., FAD's products sold to other vendors or products of other distributors or manufacturers which have been repurchased by FAD from the market). Any such purchases of Close-Outs shall not be included in the calculation of the Minimum Quantity for purposes of Section 2 hereof.

          (b) Members of management designated by FCOA and FAD will meet and commence discussions on or prior to September 1, 1996 to establish (i) a mutually agreed upon list of Everyday and Seasonal Cards to be made a part of this Agreement pursuant to Section 2(b) hereof, (ii) a mutually agreed upon list of prices for Close-Outs to be purchased and sold pursuant to Section 5(a), consistent with Section 4(c) hereof, and (iii) mutually agreed upon prices for take-backs to be purchased by FCOA from FAD, consistent with Section 4(c) hereof. Any delay attributable to FAD or its management in meeting on or prior to September 1, 1996 to commence such discussions shall extend the date for agreeing upon such issues until October 30, 1996. Each of the parties hereto agrees to diligently conduct such discussions and to negotiate such terms in good faith. The parties hereto anticipate that the 30-day period designated in
Section 5(a) should be sufficient for the parties to reach a reasonable and fair agreement on such terms.

     6. Restrictive Covenants.

          (a) FAD acknowledges that FAD has, through its relationship with FCOA, access to confidential information of FCOA, including, without limitation, various methods of merchandising, purchasing and sales techniques and systems and business practices relating to FCOA's program of offering greeting cards at a single discount price to retail customers

(collectively, the "Confidential Information"), which Confidential Information gravely affects the successful conduct of FCOA's business and is intended to be private and confidential. FAD agrees that it shall not, directly or indirectly, disclose or use any Confidential Information, except as necessary to fulfill its obligations under this Agreement. This Section 6(a) shall survive the termination of this Agreement.

          (b) FAD acknowledges that FCOA has successfully developed over time a unique method of merchandising, purchasing and sales techniques and systems and business practices relating to its greeting card discount program which are critical to the successful conduct of its business. Accordingly, during the term of this Agreement, FAD shall not knowingly supply, encourage or assist any other "one price" strategy retailer in the Restricted Area who is retailing at U.S. $0.39 or less per card. For the avoidance of doubt, this undertaking will not preclude FAD from continuing to supply either existing or new customers who have a "one price" strategy in excess of U.S. $0.39 per card.

          (c) In addition to the restriction contained in Section 6(b) hereof, for the period from July 1, 1996 through June 30, 1998, FAD shall not in the Restricted Area supply, encourage or assist any other "one price" strategy retailer which, for the avoidance of doubt shall exclude retailers referred to in Section 6(b) hereof, who is retailing at less than U.S. $0.75 per card and which is a drug store chain or which generates 70% or more of its gross revenues from the sale of greeting cards, party goods, gift wrap, gift wrap accessories and/or stationery. This restriction shall not apply to retailers that use a half-off discount strategy who currently purchase from FAD or its subsidiaries as long as no such retailer regularly sells its greeting cards at a price per card less than 2 for U.S. $1.00 or U.S. $0.50.

          (d) For the avoidance of doubt, the restrictions contained in Sections 6(b) and 6(c) hereof shall not apply to sales by FAD to The 1/2 Off Card Shop Inc.

          (e) During the term of this Agreement, FAD shall not sell regular stock to any retailer in the Restricted Area at a price per card equal to or less than the price at which it sells such stock to FCOA.

          (f) During the term of this Agreement, FCOA shall not sell product supplied by FAD other than in the United States of America, Guam, Puerto Rico, the United States Virgin Islands and Mexico (the "Restricted Area") without the prior written consent of FAD.

          (g) In the event that FAD is in breach of the restrictions contained in Sections 6(b), 6(c) and 6(e) hereof, FCOA shall have the right to immediately terminate this Agreement and FAD shall have the same right in the event that FCOA is in breach of the restriction contained in Section 6(f) hereof.

     7. Ownership Rights; Indemnification.

          (a) FAD shall only be required to supply Everyday and Seasonal Counter Cards pursuant to this Agreement for which it holds a copyright or license to sell in the Restricted Area; provided, however, FAD shall use reasonable efforts to acquire and maintain any and all copyright, copyright license and other intellectual property and similar rights necessary for FAD to sell to FCOA for resale of Everyday and Seasonal Counter Cards in the Restricted Area.

          (b) Subject to the foregoing, FAD hereby represents and covenants that it (i) is the exclusive owner of all rights (including, without limitation, all intellectual property and similar rights), title and interests, in, to and under the Everyday and Seasonal Counter Cards and (ii) has the right to enter into, and consummate the transactions contemplated by, this Agreement. FAD shall indemnify, defend, and hold harmless FCOA and its shareholders, officers, directors, employees, agents, servants, successors and assigns from and against all losses, damages, injuries, claims, demands and expenses, including reasonable attorneys' fees and costs, of whatsoever nature, which FCOA or any of the other indemnitees listed herein may receive or incur as a result of any misrepresentation by FAD under this Section 7(b).

     8. Warehousing Facility. During the term of this Agreement, FAD shall maintain a warehousing facility in the United States which will hold stock for call-off by FCOA. The level of stock held in such facility shall be at the sole discretion of FAD but shall be based on FCOA's forecast requirements (as initially determined in the discussions between FAD and FCOA to be held pursuant to Section 5(b) hereof) and shall be such as to maintain reasonable delivery schedules to FCOA.

     9. Other Products. FCOA shall, during the term of this Agreement, use commercially reasonable efforts to purchase from FAD products other than the Everyday and

Seasonal Counter Cards required to be purchased pursuant to this Agreement, provided such other products are offered by FAD at competitive prices and delivery terms.

     10. Force Majeure. No liability shall arise under this Agreement in respect of the consequences of any failure of either party hereto to perform its obligations hereunder by reason of Force Majeure. "Force Majeure" for the purposes of this Agreement shall mean any substantial reason or cause beyond the party's control, including but not limited to fire, flood, war, embargo, strikes, lock-outs, labor troubles, transport interruptions, accident, explosion, riot, insurrection, governmental laws or regulations, lawful property seizure or shortages of materials or labor or supplies of any kind.

     11. Notices. Any notices or communications under this Agreement shall be in writing and shall be deemed to be delivered immediately if delivered by messenger or express courier or transmitted by telecopier with oral or telecopied confirmation of receipt, or within ten (10) business days after having been mailed by first class air mail, postage prepaid, to the party receiving such communication at the address indicated below its signature block on the last page of this Agreement or such other address as any party may in the future specify by notice to the other party delivered in accordance with this
Section 11, except that notices of change of address shall be deemed to be given only upon receipt by the party to whom it is directed.

     12. Modifications to Agreement. No modification, amendment, supplement to or waiver of this Agreement, or any part thereof, shall be binding upon the parties hereto unless made in a writing signed by both parties hereto.

     13. Complete Agreement. This Agreement, together with the Orders covering sales of Everyday and Seasonal Counter Cards to FCOA, sets forth the entire understanding of the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the parties relating to the subject matter hereof; provided, however, to the extent of any conflict, difference or inconsistency between the Orders and this Agreement, the terms and conditions of this Agreement shall apply.

     14. Waiver. A failure of any of the parties hereto to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

     15. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforcement of such provision in any other jurisdiction. The parties hereto agree that, if any covenant contained in this Agreement is adjudged unreasonable in any proceeding, such covenant shall be modified so as to render such covenant to be adjudged reasonable.

     16. Headings. This Agreement shall not be interpreted by reference to any of the title headings to the sections herein or to the schedules hereto, which have been inserted for convenience purposes only and are not deemed a part hereof.

     17. Binding Nature; Assignment. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither party shall assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

     18. Arbitration. Any controversy or claim, directly or indirectly, arising out of or relating to this Agreement, shall be submitted to and settled by arbitration conducted in Cook County, Illinois in accordance with the rules and procedures then existing under the Commercial Arbitration Rules of the American Arbitration Association, provided that notwithstanding anything to the contrary contained in such Rules a panel of three arbitrators shall be used. The decision in writing of a majority of the arbitrators on the panel shall be final, conclusive, and binding on all parties hereto who had notice of such arbitration and an opportunity to participate therein (whether or not such party so participated); provided, however, no decision relating to a breach or alleged breach of Section 6 hereof shall be binding on the parties hereto, and either party hereto shall have the right to pursue any and all available remedies for any such a breach or alleged breach in any court having jurisdiction, unless both parties hereto agree in writing to be bound by such decision of the arbitrators. Judgment upon any binding decision rendered by such panel may be entered in any court having jurisdiction.

     19. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflicts of law or choice of law rules. The sole jurisdiction and venue for the entering of any judgment and for any litigation arising out of this Agreement shall be an appropriate federal or state court in the State of Illinois.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first above written.


FINE ART DEVELOPMENTS p.l.c.                 FACTORY CARD OUTLET OF AMERICA LTD.


By: /s/ KEITH CHAPMAN                        By: /s/ WILLIAM E. FREEMAN
   ------------------------------               ------------------------------
   Keith Chapman,                               William E. Freeman,
   Chairman                                     Chairman of the Board

Mailing                                        Mailing
Address:  Dawson Lane, Dudley Hill, Bradford   Address:  745 Birginal Drive
          West Yorkshire BD4 6HW                         Bensenville, Illinois
          England                                          60106-1212 U.S.A.
          Attention: Office of                           Attention: Office of
             the Chairman                                  the President
Phone:    (0) 1274 651188                      Phone:   (708) 238-0010
    Fax:  (0) 1274 687386                          Fax: (708) 238-9547